Exhibit 3.1 Articles of Incorporation

RESTATED AND AMENDED

ARTICLES OF INCORPORATION

LMB TECHNOLOGIES, INC.

ARTICLE I

(Corporate Name)

     The name of this corporation shall be:

LMB TECHNOLOGIES, INC.

ARTICLE II

(Duration)

     This corporation shall have perpetual existence.

ARTICLE III

(Purposes)

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the State of Nevada other than the banking business, the trust company business, the insurance business or the practice of a profession permitted to be incorporated under the laws of the State of Nevada.

ARTICLE IV

(Shares)

     The aggregate number of shares which the corporation shall have authority to issue, including the classes thereof and special provisions are as follows: 260,000,000 shares; 250,000,000 shares of voting, common stock, with a par value of $0.001 and 10,000,000 shares of preferred stock, with a par value of $0.001. The shares of preferred stock may be issued in a series of designations. The shareholders shall not have the right to accumulate votes in the election of directors with respect to shares of common stock in the corporation.  Each share of common stock shall be entitled to one vote.  The holders of the shares of preferred stock are entitled to receive the net assets of the corporation upon dissolution.  The Board of Directors are entitled to restructure the issued and outstanding shares of stock with respect to a forward or reverse split, without a formal shareholders meeting, general or special meeting, providing that fifty percent (50%) of the shareholders agree to the share reorganization within the limits of the share capitalization of 250,000,000 shares of voting, common stock. Such shareholder vote may be obtained by telefax or other means of communication to obtain the shareholder’s vote. When, as and if the shareholders of the Corporation vote to restructure the Corporation’s issued and outstanding shares of common stock by either a forward (up to the authorized share capital) or reverse split of the issued and outstanding shares of common stock, the authorized capital remains the same and does not forward or reverse split along the issued and outstanding shares of common stock.

ARTICLE V

(Directors)

     The initial number of directors and original incorporators of this corporation shall be one (1), whose name and address is as follows:

          Mr. Benjamin Mumford, President and Board Chairman

          7683 SE 27th Street, #124

          Mercer Island, Washington 98040

ARTICLE VI

(By-laws)

     The authority to make By-laws for the corporation is hereby expressly vested in the Board of Directors of this corporation, subject to the power of the majority of the shareholders to change or repeal such By-laws.  Any such change in the By-laws must be in agreement by the majority (fifty percent or more) of the shareholders.  The Board of Directors shall not make or alter any By-laws fixing their qualifications, classifications, terms of office or extraordinary powers without first securing the approval of the majority (fifty percent or more) of the shareholders.  Such majority approval may be obtained by the Board of Directors without the necessity of a Special or Extraordinary General Meeting of the corporation’s shareholders.  Such majority shareholder approval may be obtained by written proxy statement or a polling of the shareholders by telephone or telefax.

ARTICLE VII

(Amendment to Articles of Incorporation)

     The Board of Directors reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the corporation herein are granted subject to this reservation.

ARTICLE VIII

(Registered Agent & Registered Office)

     The name and street address of the Registered Agent is Nevada Business Services, 1805 North Carson Street, #188, Carson City, Nevada 89701.

ARTICLE IX

SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

     To be adopted by the shareholders, the following actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group. Such majority may be obtained via telefax or other valid means of communication:

(a)

Amendment of the Articles of Incorporation;

(b)

A plan of merger or share exchange;

(c)

The sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets, other than in the usual and regular course of business; or

(d)

Dissolution of the corporation.

ARTICLE X

(Commencement of Business)

     This corporation shall commence business upon receiving its corporate license.

IN WITNESS WHERE, the Board Chairman has hereunto set his hand in duplicate originals this 20th Day of February 2008.

/s/ Benjamin Mumford

Benjamin Mumford,

President & Board Chairman

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